Exhibit 10.3

Mariya K. Trickett
Senior Vice President and Chief Human Resources Officer

Personal & Confidential

December 16, 2021

Ms. Sophia Velastegui

Dear Sophia,

I am pleased to extend this offer of employment to you for the role of Senior Vice President and Chief Product Officer reporting directly to Kevin Clark, President and Chief Executive Officer. As we have discussed, the role will be based in our Boston, Massachusetts office.

This employment offer confirms your annual target compensation of $3,500,000, as described below, as well as a brief summary of Aptiv sponsored plans and programs.

Base Salary: We are pleased to offer you an initial base salary at an annual rate of $750,000. Your base salary will be reviewed from time to time in accordance with Aptiv's normal practice.

Target Annual Incentive: You are eligible for our annual incentive plan. Your target annual incentive compensation will be 100% of your base salary ($750,000 at current target payout). The target has the potential to payout in a range of O - 200% depending on the company's performance relative to established metrics and targets. The actual amount you receive is adjusted depending on the company's and your individual performance, as appropriate.

Target Long-Term Incentive: Your annual long-term incentive target will be $2,000,000. This is an equity award granted annually in February and denominated in shares. The award will be allocated on the same basis as all officers of the company, which is currently 60% performance-based restricted stock units ("PRSUs") and 40% time-based restricted stock units ("RSUs"). The PRSU award is tied to Aptiv's performance against metrics (currently these are Average Return on Net Assets, Cumulative Net Income and Relative Total Shareholder Return). The PRSUs vest at the end of the third calendar year and will be distributed following confirmation of the company's performance by the Board of Directors. The RSU awards vest ratably on February 28th for each of the first three years following the date of grant. Your first annual equity grant will be issued in February 2022. As a condition of receiving your first long-term incentive grant, you will be required to sign a confidentiality and non-interference agreement, referenced in the form attached, to be provided to you for electronic acceptance at the time of the grant.

Sign-on Payments: Aptiv will provide you with a one-time cash payment and equity grant to replace the value of lost bonus payments and stranded equity. In addition, Aptiv is providing additional cash and equity value as an inducement to join the Aptiv team. The cash sign-on payment and equity grant totaling,$3,675,000 are comprised of the following:

•A one-time sign-on cash payment of $1,175,000. Payment of the cash sign-on will be made to you within 45 days of commencing active employment. In the event that you voluntarily terminate employment or are terminated with cause prior to the second anniversary of your employment date, the inducement portion of the payment will be subject to repayment in accordance with the attached agreement.

•A sign-on grant of time-based RSUs in the amount of $2,500,000. Your sign-on RSU grant will be issued in February 2022 and will vest ratably on February 28th for each of the first two years following the date of grant. In the event of a qualifying termination, or termination for good reason, as such terms are defined in Aptiv's Long-term Incentive Plan, prior to the initial vesting date, Aptiv will pay you a cash amount equal to
Aptiv PLC, 100 Northern Avenue, Boston, MA 02210

Ms. Sophia Velastegui
December 16, 2021

50% of the value of the sign-on RSU award determined by using the 30-day average share price immediately preceding your date of separation. In the event that you are involuntarily terminated after the first vesting event and prior to the second vesting date, you will be eligible to vest in a prorated amount of shares based on the number of actual months in which you were employed divided by twelve. The pro rata vesting of shares would occur on the scheduled date of vesting. Payment or vesting will be contingent upon your execution of a release of claims in the form as prescribed by Aptiv.

Relocation: Aptiv will provide you with full relocation for your move to the local Boston area. During the first six months, Aptiv will support your commute from Washington to Massachusetts while your family prepares to transition. The relocation benefits include comprehensive services such as a home sale program, household goods move, and allowances to aid with temporary housing and miscellaneous expenses. You will be assigned a relocation counselor who will facilitate your move and assist with your transition needs. For additional details, please review the document "Relocation Home Sale with Guaranteed Buyout" included with this offer.

Benefits: In addition to the compensation elements described above, you are also eligible for our U.S. employee benefits package. Currently, our benefit package includes a 401(k) plan, non-qualified deferred compensation plan, health care, life and disability insurance plans. For additional details, please review the document "A Brief Look at Salaried Benefits for Executives Employees" included with this offer. You are also eligible for 20 vacation days, and 5 designated time off (OTO) days.

Other: As an executive officer, you will be subject to Aptiv's Stock Ownership Guidelines requiring you to hold Aptiv stock in the amount of three times your current base salary. In addition, as an officer, you are covered under Aptiv's Change in Control and Executive Severance plans then in effect.

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Ms. Sophia Velastegui
December 16, 2021

In accordance with Aptiv policy and contingent on your acceptance of this offer, a background verification process will be conducted. Your employment is contingent upon the results of the background verification.

Employment is also contingent upon your current and continued eligibility to work in the United States. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the United States.

To accept this offer, please sign and complete the requested information below and return to me via email at mariya.trickett@aptiv.com. If you have any questions, please do not hesitate to contact me.

Sophia, on behalf of the entire team, we look forward to welcoming you to Aptiv!

Sincerely,

/s/ Mariya K. Trickett
Mariya K. Trickett

By signing below I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Aptiv may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time. I further acknowledge and understand that my employment with Aptiv will be considered "at will" and subject to termination at any time by Aptiv or me for any reason.

ACCEPTANCE

/s/ Sophia Velastegui
Start Date (if known):

Email address: